EXHIBIT 10.6

SEVERANCE PAY AGREEMENT

FOR KEY EMPLOYEE

This Agreement is entered into as of July 27, 2011 (the “Effective Date”) between Asbury Automotive Group, Inc. (“Asbury”) and Scott Krenz (“Executive”), a key employee of Asbury, in order to provide for an agreed-upon compensation in the event that Executive’s employment is terminated following a Change in Control as defined in this agreement.

1.	Severance Pay Arrangement

If a “Termination” of Executive’s employment occurs (i) at any time between the Effective Date and the third anniversary of the Effective Date; and (ii) after the third anniversary of the Effective Date, following a “Change of Control” (as “Termination” and “Change of Control” are defined in Section 2 below), Asbury will pay Executive 12 months of Executive’s base salary as of the date of Termination as Severance Pay (as such term is defined in this agreement). The Severance Pay will be subject to required withholding and will be made by Asbury to Executive monthly over the course of 12 months on the regular payroll dates beginning on the first regular payroll date after Executive executes the release referenced in Section B below.

If Executive participates in a bonus compensation plan at the date of Termination, the Company shall pay Executive a pro rata bonus for the year of the Termination equal to the amount of the bonus that Executive would have received if Executive’s employment had not been terminated during such year, multiplied by the percentage of such year that has expired through the date of Termination. Such bonus shall be paid at such time as bonuses are paid under the bonus compensation plan to the Company’s other employees whose employment was not terminated in such year.

In addition, for 12 months following the date of Termination, Executive shall be entitled to continue to participate at the same level of coverage and Executive contribution in any health and dental insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits. The Executive agrees to notify Asbury promptly upon obtaining such other employment. At the end of 12 months, Executive, at his option, may elect to obtain COBRA coverage in accordance with the terms and conditions of applicable law and the Company’s standard policy.

Notwithstanding anything herein to the contrary, if Executive is determined to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended the (“Code”) and if one or more of the payments or benefits to be received by Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be made or benefit provided until six (6) months following Executive’s date of Termination.

2.	Definitions of Change of Control and Termination Triggering Severance Pay

Severance Pay will be paid to Executive by the Company if a “Termination” occurs at any time in the two years following a “Change of Control” of the Company.

A “Termination” triggering the Severance Pay set forth above in Section 1 is defined as a termination of Executive’s employment with the Company (1) by the Company without “cause”, or (2) by Executive because of (x) a material change in the geographic location at which the Executive must perform Executive’s services (which shall in no event include a relocation of Executive’s current principal place of business to a location less than 50 miles away), (y) a material diminution in Executive’s base compensation, or (z) a material diminution in Executive’s authority, duties, or responsibilities. For avoidance of doubt, a “Termination” shall not include a termination of Executive’s employment by the Company for “cause” or due to Executive’s, death, disability, retirement or voluntary resignation.

For the purposes of this Agreement, the definition of “cause” is: (a) Executive’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to the Company; or (b) Executive’s being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Executive’s breach of Sections 3, 4 or 5 below; or (d) Executive’s willful and continued failure to perform Executive’s duties on behalf of the Company; or (e) Executive’s material breach of a written policy of the Company. For purposes of this Agreement, the definition of “disability” is a physical or mental disability or infirmity that prevents the performance by Executive of his duties lasting (or likely to last, based on competent medical evidence presented to the Company) for a continuous period of six months or longer.

“Change of Control” means:

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(2) individuals who as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(3) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which Executive participates in any capacity other than in his capacity as an employee of the Company.

3.	Confidential Information and Nondisclosure Provision

As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, during and after employment with the Company, Executive shall agree not to disclose to any person (other than to an employee or director of the Company, or to the Company’s attorneys, accountants and other advisors or except as may be required by law) and not use to compete with the Company any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by the Company regarding the Company or any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of the Company (collectively, “Confidential Information”). In the event that Executive’s employment terminates for any reason, Executive will deliver to the Company on or before the date of Termination all documents and data of any nature pertaining to Executive’s work with the Company and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, the Company shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages, including reasonable attorneys fees, and which may include recovery of amounts paid to Executive under this Agreement.

4.	Non-Solicitation/Non-Hire of Employees

Executive agrees that during his employment at the Company and for a 12-month period after the date of Termination, he will not, directly or indirectly, solicit, recruit or hire any employee of the Company (or any person who was an employee of the Company during the 12 month period preceding Executive’s date of Termination) or encourage any such employee to terminate employment with the Company.

5.	Covenant Not to Compete

Executive agrees that during his employment at the Company and for a 12-month period after the date of Termination, he will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion):

(a) provide services of a leadership, management, executive, operational, or advisory capacity and/or participate in the ownership of or provide financial backing to an automotive dealership that is located within a fifty-mile radius of any address set forth on Exhibit A (the “Area”);

(b) provide senior/corporate level leadership, executive, operational, or advisory services to any corporate competitor of the Company who owns or operates one or more automotive dealerships within the Area; and

(c) provide services of a leadership, management, executive, operational, or advisory capacity for anyone or any business whose focus is buying, conglomerating, or otherwise acquiring one or more automotive dealerships that are located within the Area.

For purposes of this Section 5, Executive acknowledges and agrees that the Company conducts business in the Area and that the Area is a reasonable geographic limitation.

Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a business that competes with the Company; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a business that competes with the Company. The Company further agrees that nothing in this Section 5 prohibits Executive from accepting employment from, and performing services for, businesses engaged in the finance industry, and businesses engaged in the manufacturing and/or sale of automobile parts or the provision of automotive service, provided such businesses do not also engage in the retail of automobiles within the Area. By way of example, nothing in this Section 5 would prohibit Executive from working with such businesses as American General Finance, NAPA Auto Parts, or Goodyear.

Upon Executive’s Termination of employment with the Company, Executive agrees to re-confirm his commitment to the post-employment restrictive covenants in this Agreement. Executive further agrees that as part of that re-confirmation, the term “Area” and Exhibit A hereto may be amended by the Company, but only to the extent necessary to list the addresses of the Company’s headquarters and any automotive dealerships that the Company owns and/or operates as of the Termination Date.

6.	Construction/Enforcement of Post-Employment Covenants.

Executive agrees that the provisions of Sections 3, 4, and 5 are reasonable and properly required for the adequate protection of the business and the goodwill of the Company. However, if a judicial determination is made that any of the provisions of Sections 4, 5 or 6 constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision(s) shall be modified or severed so as to permit enforcement of the provision(s) to the extent reasonable.

7.	Violation of Post-Employment Covenants.

If Executive breaches any provision in Sections 3, 4, and 5, Executive understands and agrees that the Company may stop paying any additional severance pursuant to Section 1 until such time as any dispute over Executive’s alleged breaches of Sections 3, 4 and 5 have been resolved, either judicially or otherwise. Executive agrees that in the event of an alleged breach by Executive of any of provision in Sections 3, 4 or 5, the Company shall be entitled to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this Agreement and attorneys’ fees and costs incurred by the Company in enforcing any covenants. To the extent that Executive is determined through agreement or resolution of any pending claim to not have violated any covenant at issue, he shall receive any and all severance that has not been paid under the Agreement and/or which was recovered from Executive under this Section 7.

GENERAL PROVISIONS

A.	Employment is At Will

Executive and the Company acknowledge and agree that Executive is an “at will” employee, which means that either Executive or the Company may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this Agreement shall be construed as an express or implied contract of employment.

B.	Execution of Release

As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, Executive agrees to execute a release of all claims arising out of Executive’s employment or Termination, including, but not limited to, any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.	Alternative Dispute Resolution

Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) in the city where Executive is located and in accordance with the rules and procedures of the American Arbitration Association. Each party may choose to retain legal counsel and shall pay its own attorneys’ fees, regardless of the outcome of the arbitration. Executive may be required to pay a filing fee limited to the equivalent cost of filing in the court of jurisdiction. The Company will pay the fees and costs of conducting the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court of jurisdiction.

D.	Other Provisions

(a) This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and the Company, including any successor to the Company.

(b) The provisions of Sections 3, 4 and 5 shall survive the termination of this Agreement.

(c) The headings and captions are provided for reference and convenience only and shall not be considered part of this Agreement.

(d) Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or to such other address as the party entitled to notice shall later designate in accordance with these terms):

If to the Company:	Asbury Automotive Group, Inc. c/o The Office of the General Counsel 2905 Premier Parkway, Suite 300 Duluth, GA 30097

If to Executive:	To the most recent address of Executive set forth in the personnel records of the Company.

(e) This Agreement supersedes any and all agreements between the Company and Executive relating to payments upon Termination of employment or Severance Pay and may only be modified in a writing signed by the Company and Executive.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

(g) All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

(h) If any provision of this Agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this Agreement shall be construed and enforced as if such provisions had not been included. No provision of this Agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Human Resources Officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(i) The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A of the Code and related Department of Treasury guidance, the Company and Executive shall cooperate in good faith to (x) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (y) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

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This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

BY EXECUTIVE:	BY COMPANY:

ASBURY AUTOMOTIVE GROUP, INC.

/s/ Scott Krenz	/s/ Josesph G. Parham, Jr.
Scott J. Krenz	Joseph G. Parham, Jr.
VP, Chief Human Resources Officer

Date: October 14, 2011	Date: October 14, 2011